UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-09585

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

ABIOMED, Inc. (the “Company”) has resolved its previously disclosed Department of Justice investigation. Specifically, on March 6, 2018, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with the United States Attorney for the District of Massachusetts (the “DOJ”) and on behalf of the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”), and Max Bennett (the “Relator”) to resolve civil claims relating to the Company’s reimbursement of employee expenses for meals with healthcare providers. Those claims are derived from a civil qui tam action captioned United States ex rel. Bennett v. Abiomed, 13-cv-12277 (IT), which was brought by a former Company employee who was terminated in 2012, after just 29 days of employment. The Department of Justice’s investigation spanned almost four years. During that period, the government inquired about thousands of business and educational engagements the company conducted with physicians. The investigation revealed that less than 2% of those meals exceeded Abiomed’s internal guidelines.

After careful consideration, the Company determined that resolving this matter was in the best interests of its patients, customers, shareholders and employees. The Settlement Agreement contains no admission of liability on the part of the Company, and it does not require the Company to enter into a corporate integrity agreement. Under the terms of the Settlement Agreement, the Company will pay $3,100,000, plus approximately $30,000 of accrued interest, to the United States no later than 7 days after the effective date of the Settlement Agreement. The Company will also pay $150,000 to Relator in settlement of Relator’s claims for reasonable expenses, costs and attorneys’ fees. At no point did the investigation question the safety, effectiveness, medical necessity or life-saving function of the FDA-approved Impella® devices. The Company cooperated in the investigation from its inception in 2014, and believes that this Settlement Agreement avoids significant additional costs of litigation, and removes legal risks and uncertainty related to this issue.

The United States and the Relator have agreed to release the Company from any civil monetary liability arising from allegations that the Company caused third parties to submit false claims for payment to Medicare by providing inducements in the form of meals intended to cause healthcare professionals to purchase Impella heart pumps. The parties have agreed to file a joint stipulation of dismissal of the Civil Action with prejudice. In connection with this resolution, all alleged State Claims will be dismissed without prejudice. The Company intends to vigorously defend the Relator’s individual claims of employment retaliation, which are not encompassed in the Settlement Agreement.

Like many medical technology companies, the Company is a member of the Advanced Medical Technology Association (“AdvaMed”). AdvaMed’s Code of Ethics, which the Company adopted in 2006, recognizes that company meetings held in conjunction with business meals can play an important role in educating physicians. As AdvaMed guides, the Company has instituted a Code of Conduct and Compliance Policy through which the Company has set internal expense limits for such business meals, and monitors and disciplines employees who exceed these limits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:	/s/ Stephen C. McEvoy
Stephen C. McEvoy (Vice President and General Counsel)

Date: March 8, 2018